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                                IMAX CORPORATION

                                                                    EXHIBIT 99.1

(IMAX CORPORATION LOGO)

IMAX CORPORATION

2525 Speakman Drive
Mississauga, Ontario, Canada L5K 1B1
Tel: (905) 403-6500 Fax: (905) 403-6450
www.imax.com


         IMAX APPOINTS EDWARD MACNEIL AS INTERIM CHIEF FINANCIAL OFFICER

TORONTO -- August 21, 2006 -- IMAX Corporation (NASDAQ: IMAX; TSX: IMX) today named Edward MacNeil as Interim Chief Financial Officer, succeeding Frank Joyce. Mr. Joyce, who had informed the Company several months ago of his desire to pursue other professional opportunities, has notified IMAX of his resignation to become Chief Financial Officer of another publicly-listed company.

Mr. MacNeil has been part of IMAX's finance team for 12 years, serving most recently in the capacity of Vice President, Finance, Tax and Special Projects. Mr. MacNeil holds a Bachelors Degree in Business Administration and is a Chartered Accountant. Prior to working at IMAX, Mr. MacNeil worked with the accounting firm of Coopers and Lybrand (now PricewaterhouseCoopers LLP) for a period of seven years.

ABOUT IMAX CORPORATION

Founded in 1967, IMAX Corporation is one of the world's leading entertainment technology companies and the newest distribution window for Hollywood films. IMAX delivers the world's best cinematic presentations using proprietary IMAX, IMAX 3D, and IMAX DMR technology. IMAX DMR (Digital Re-mastering) makes it possible for virtually any 35mm film to be transformed into the unparalleled image and sound quality of The IMAX Experience. The IMAX brand is recognized throughout the world for extraordinary and immersive entertainment experiences. As of June 30, 2006, there were 274 IMAX theatres operating in 38 countries.

IMAX(R), IMAX(R) 3D, IMAX DMR(R), IMAX(R) MPX(R), and The IMAX Experience(R) are trademarks of IMAX Corporation. More information on the Company can be found at www.imax.com.

This press release contains forward looking statements that are based on management's assumptions and existing information and involve certain risks and uncertainties which could cause actual results to differ materially from future results expressed or implied by such forward looking statements. Important factors that could affect these statements include the timing of theatre system deliveries, the mix of theatre systems shipped, the timing of the recognition of revenues and expenses on film production and distribution agreements, the performance of films, the viability of new businesses and products, and fluctuations in foreign currency and in the large format and general commercial exhibition market. These factors and other risks and uncertainties are discussed in the Company's Annual Report on Form 10-K for the year ended December 31, 2005 and in the subsequent reports filed by the Company with the Securities and Exchange Commission including the Company's 10-Q for the quarter ended June 30, 2006, filed on August 9, 2006.

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For additional information please contact:

Media:                                       Investors:
IMAX CORPORATION, NEW YORK                   Integrated Corporate Relations
Sarah Gormley                                Amanda Mullin
212-821-0155                                 203-682-8243
sgormley@imax.com

ENTERTAINMENT MEDIA:                         BUSINESS MEDIA:
Newman & Company, Los Angeles                Sloane & Company, New York
Al Newman                                    Whit Clay
310-278-1560                                 212-446-1864
asn@newman-co.com                            wclay@sloanepr.com